Exhibit 10.1

DLA Disposition Services — J422	November 5, 2012

Liquidity Services, Incorporated

Mr. William Angrick

1920 L Street, NW, 6th Floor

Washington, DC 20036

Dear Mr. Angrick:

This letter is provided to inform you of a change in the contract terms set forth in contract 99-4001-0004 between Liquidity Services, Inc. and DLA Disposition Services, signed June 9, 2005. Specifically Part II, Section D of the Scrap Venture Invitation for Bid provides;

“The minimum Performance Period for the contract is eighty-four (84) months. DRMS may exercise options to extend the Performance Period for up to an additional thirty-six (36) months.”

In addition, Article Two, section 4, found in part VI provides;

“The basic Performance Period under this contract is eighty-four (84) calendar months beginning with the date of submission to Purchaser of the initial Pickup Notice. The Government has the unilateral right to extend that eighty-four (84) calendar month Performance period for three twelve (12) month option periods by notice thereof to Purchaser or Contractor.”

DLA Disposition Services has determined the additional three twelve (12) month options that are unilaterally available to the Government for extending the performance period of contract 99-4001-0004 to be in the best interest of the Government. Therefore, DLA Disposition Services exercises the second 12-month option under this provision which will extend the SV contract through June 9, 2014.

Sincerely,

JODI CULLINGFORD
Sales Contracting Officer